Exhibit 99.1

Zymeworks Announces Selection of ZW25 Abstract for Plenary
Session Presentation at the 30th EORTC-NCI-AACR Symposium

•	Results from Phase 1 trial highlight ZW25’s single agent effect in HER2-driven cancers
•	New and updated data focus on gastroesophageal and other HER2-expressing cancers

Vancouver, Canada (October 30, 2018) – Zymeworks Inc. (NYSE/TSX: ZYME), a clinical-stage biopharmaceutical company developing multifunctional therapeutics, announced today that its abstract describing new data from the Company’s adaptive Phase 1 clinical trial for ZW25 has been selected for a plenary session presentation at the 30th EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics being held in Dublin, Ireland from November 13-16, 2018.

The abstract (No. 6), entitled, “Single agent activity of ZW25, a HER2-targeted bispecific antibody, in HER2-expressing gastroesophageal and other cancers,” is scheduled for presentation on November 14, 2018 at 2:45pm GMT during plenary session 2 in the auditorium at the Convention Centre. These data will be presented by Dr. Murali Beeram, a haematologist-oncologist and clinical investigator at the START Center for Cancer Care, San Antonio, United States.

About ZW25

ZW25 is being evaluated in a Phase 1 clinical trial in the United States and Canada. It is a bispecific antibody, based on Zymeworks’ Azymetric™ platform, that can simultaneously bind two non-overlapping epitopes of HER2, known as biparatopic binding. This unique design results in multiple mechanisms of action including dual HER2 signal blockade, increased binding and removal of HER2 protein from the cell surface, and potent effector function and has led to encouraging anti-tumor activity in patients. Zymeworks is developing ZW25 as a HER2-targeted treatment option for patients with any solid tumor that expresses HER2.

About Zymeworks Inc.

Zymeworks is a clinical-stage biopharmaceutical company dedicated to the discovery, development, and commercialization of next-generation multifunctional biotherapeutics. Zymeworks’ suite of complementary therapeutic platforms and its fully integrated drug development engine provide the flexibility and compatibility to precisely engineer and develop highly differentiated product candidates. Zymeworks’ lead product candidate, ZW25, is a novel bispecific antibody currently being evaluated in an adaptive Phase 1 clinical trial.  Zymeworks is also advancing a deep pipeline of preclinical product candidates and discovery-stage programs in immuno-oncology and other therapeutic areas. In addition to Zymeworks’ wholly owned pipeline, its therapeutic platforms have been further leveraged through multiple strategic partnerships with global biopharmaceutical companies.

Contacts:

Zymeworks Inc.
Investor Inquiries:
Ryan Dercho, Ph.D.
(604) 678-1388
ir@zymeworks.com

Media Inquiries:
Angela Bitting
(925) 202-6211
a.bitting@comcast.net